Exhibit 99.1

STR HOLDINGS, INC. REPORTS FOURTH QUARTER and FULL-YEAR 2014 RESULTS

Enfield, Conn. — March 26, 2015 — STR Holdings, Inc. (NYSE: STRI) today announced its financial results for the fourth quarter and full-year ended December 31, 2014.

Advisory Note

All share amounts and per share amounts below have been adjusted to reflect the one-for-three reverse stock split effected January 30, 2015.

Fourth Quarter 2014 Summary:

•                  Closed common stock issuance to Zhen Fa New Energy (U.S.) Co., Ltd.

•                  Paid a special cash dividend of approximately $22.6 million to all stockholders, other than Zhen Fa

•                  Net sales of $9.2 million

•                  Diluted GAAP loss per share from continuing operations of $(1.36); Diluted non-GAAP loss per share from continuing operations of $(1.32)

•                  Adjusted EBITDA of $(5.7) million, which included $(3.3) million of special items

•                  Finished the quarter with $16.6 million in cash, $8.3 million in tax receivables and no debt

2014 Financial Summary:

•                  Net sales of $39.3 million which increased 23% compared to 2013

•                  Diluted GAAP loss per share from continuing operations of $(2.08); Diluted non-GAAP loss per share from continuing operations of $(2.09)

•                  Returned $46.6 million to stockholders via share repurchase and special cash dividend

Zhenfa Transaction Closing

On December 15, 2014, the Company sold approximately 9.2 million shares of common stock, representing a 51% interest in STR, for an aggregate purchase price of approximately $21.7 million to Zhen Fa New Energy (U.S.) Co., Ltd. (“Zhenfa U.S.”), an indirect wholly owned subsidiary of Zhenfa Energy Group Co., Ltd., a Chinese company (“Zhenfa”). As part of the transaction, the STR Board of Directors declared a special cash dividend of $2.55 per share payable to stockholders of record, excluding Zhenfa U.S., as of December 26, 2014. The dividend payment date was January 2, 2015. The Company transferred the funds to its transfer agent prior to December 31, 2014 and recorded the special dividend in its 2014 consolidated financial statements.

Leveraging Synergies with Zhenfa

As contemplated by its Sales Service Agreement with Zhenfa, on March 2, 2015, Mr. Kong Weijie, a Zhenfa Vice General Manager, was appointed STR Sales Director for China.  Under Mr. Kong’s leadership, the STR China sales team is currently focusing on increasing sales to STR’s existing customer base, and also developing new sales to Chinese module manufacturers having commercial relationships with Zhenfa. In certain cases, STR expects to secure new encapsulant sales to module manufacturers under a proposed three-party arrangement wherein Zhenfa will also commit to purchase solar modules from STR’s customers, to be deployed into Zhenfa solar power stations.  STR believes this multi-party approach represents a competitive advantage and will help to accelerate sales volume beginning in the second quarter of 2015.  Zhenfa remains keenly interested in assisting STR to grow sales in China, as well as securing the highest quality solar panels available for their power stations and therefore values the long-term protection afforded by the use of STR encapsulant products within the panels they deploy.

In addition, the Company has entered into a supply agreement with module manufacturer Zhangjiagang Huhui Segpv Co. Ltd (“Huhui”), an affiliate of Zhenfa. Pursuant to the exclusive one-year renewable supply contract, Huhui has agreed to purchase approximately 500 MW worth of encapsulants annually, subject to the Company’s satisfactory completion of qualification testing, currently underway. The Company expects to start receiving purchase orders from Huhui during the second quarter of 2015.

The Company has also held substantive discussions with Zhenfa to explore opportunities for cooperation beyond the sale of solar encapsulants.

“I have been very pleased so far with our collaboration with Zhenfa and I remain confident that together, we will be able to bring STR back to scale and restore profitability.” stated Robert S. Yorgensen, STR’s Chairman, President and Chief Executive Officer. “Our goal is to have the Company’s stock valued on a multiple of EBITDA before the close of 2015.”

Financial Results

Net sales for the quarter ended December 31, 2014 were $9.2 million, a decrease of 3% sequentially and an increase of 38% from Q4 2013. The sequential decrease was driven by approximately 1% lower volume and a 2% decline in average selling price (“ASP”). The sequential volume decrease was primarily due to many of our European customers pushing orders to 2015, which more than offset higher net sales in China. The decline in ASP was primarily due to a weaker Euro. On a year-over-year basis, volume increased by approximately 57% and ASP declined by approximately 22%. The volume increase was primarily driven by growth with Chinese customers, including certain of their OEM partners.

Net sales for the year ended December 31, 2014 were $39.3 million, an increase of 23% driven by a 57% volume increase that more than offset a 22% ASP decline.  When removing the impact of net sales to our former largest customer in 2013 of $5.7 million, our net sales increased by 50% during 2014 driven by an approximate 85% increase in sales volume.

Gross loss for the fourth quarter of 2014 was $(2.3) million, or (25)% of net sales, compared to $(1.0) million, or (11)% of net sales, from the third quarter of 2014 and gross loss of $(1.1) million, or (16)% of net sales from the fourth quarter of 2013.  The sequential increase in gross loss was driven by $1.0 million of charges related to inventory reserves and product performance matters, $0.4 million of increased facility costs due to the build-out of our Suzhou factory and the 2% ASP reduction, which were partially offset by reduced material costs. The Company’s manufacturing operations continue to be impacted with inefficiencies associated with low sales volume.

Selling, general and administrative expenses for the fourth quarter of 2014 were $5.0 million compared to $2.5 million in the third quarter of 2014 and $5.3 million in the fourth quarter of 2013. On a sequential basis, SG&A increased $2.5 million. The increase was driven by the following special items that the Company anticipates will not recur: $1.0 million of accelerated stock-based compensation expense due to the cancellation of the Company’s outstanding options and acceleration of unvested restricted stock resulting from the closing of the Zhenfa transaction; $1.2 million of non-capitalizable professional fees and other costs relating to the closing of the Zhenfa transaction; $0.5 million of additional Connecticut franchise fee expense associated with selling its East Windsor, CT facility; and $0.2 million related to the Company’s move to its Enfield, CT facility. When removing the impact of these special items, SG&A decreased $0.4 million on a sequential quarterly basis driven by continued cost-reduction efforts. The year-over-year decrease of $0.3 million was primarily driven by $1.9 million of lower restructuring charges, $0.4 million of lower professional fees and $0.2 million of reduced labor and benefits, partially offset by the $2.9 million of fourth quarter 2014 special items described above.

Adjusted EBITDA for the fourth quarter of 2014 was $(5.7) million compared to $(2.9) million from the third quarter of 2014. This sequential decline was primarily driven by the 2% ASP decline, lower sales volume and the $(3.3) million of special items reflected above. When removing the impact of the special items, adjusted EBITDA was $(2.4) million or a 17% sequential improvement, as benefits from cost-reduction efforts exceeded the Company’s net sales decline. This compares to Adjusted EBITDA from continuing operations of $(3.6) million for the fourth quarter of 2013.

Net loss from continuing operations for the fourth quarter of 2014 was $(13.2) million, or $(1.36) per diluted share. This compares to a net loss from continuing operations of $(3.2) million, or $(0.37) per diluted share, for the third quarter of 2014 and net loss from continuing operations of $(3.7) million, or $(0.26) per diluted share, for the fourth quarter of 2013. The sequentially higher net loss of $13.0 million was due to the special items described above and $6.4 million of income tax expense. The higher income tax expense was primarily driven by recording non-cash valuation allowances on its deferred tax assets as of December 31, 2014. On a year-over-year basis, net loss from continuing operations increased by $9.7 million mainly driven by increased income tax expense of $9.6 million and the $4.3 million of special items disclosed above that more than offset $0.9 million of net, non-cash reversals of prior loss contingencies that were recorded to Other Income, $1.7 million in reduced restructuring charges and benefits from prior cost-reduction actions.

Non-GAAP net loss from continuing operations for the fourth quarter of 2014, which excludes certain tax-effected adjustments (as disclosed following the non-GAAP reconciliation table at the end of this press release), was $(12.8) million, or $(1.32) per diluted share. This compares to non-GAAP net loss from continuing operations of $(3.0) million, or $(0.34) per diluted share, for the third quarter of 2014 and non-GAAP net loss from continuing operations of $(1.9) million, or $(0.14) per diluted share, for the fourth quarter of 2013.

Operations Update

In October, the Company completed the sale of its East Windsor, CT facility for $4.4 million in net proceeds.  As a result of the sale, the Company also recorded an income tax receivable of approximately $4.4 million in the fourth quarter of 2014. The Company has relocated its corporate and research and development functions to its owned-facility located in Enfield, Connecticut, at a cost of approximately $1.5 million, including building renovations and moving costs. The Company anticipates ongoing operational savings of approximately $0.4 million per year resulting from the move.

The Company’s Suzhou factory, became fully operational in November, with approximately 1.2 GW of production capacity. Taken together with available tolling capacity, the Company currently has approximately 2.2 GW of production capacity on-line in China.

The Company continues to retrofit its existing production equipment to produce low-shrink paperless encapsulants and has achieved a product mix of approximately 60% paperless in the fourth quarter of 2014.  The Company expects to continue to increase its product mix to the paperless configuration during 2015.

Balance Sheet and Liquidity

The Company finished the quarter with $16.6 million of cash and no debt.  As of December 31, 2014, the Company also had $8.3 million of income tax receivables.

During the fourth quarter of 2014, the Company had a net financing cash outflow of $5.7 million relating to payment of the special dividend and closing costs associated with the Zhenfa transaction. Such amounts were partially offset by $4.0 million of net cash received from investing activities due to receiving $4.4 million of cash proceeds from the sale of its East Windsor facility, partially offset by capital investments.

The Company generated negative operating cash flow of $4.1 million during the fourth quarter of 2014.  The Company received $5.7 million of income tax refunds, which was more than offset by the negative adjusted EBITDA and higher working capital investment. The higher working capital was driven by $2.4 million of increased accounts receivable due to longer collection times in China and lower accounts payable of $2.6 million due to timing of resin payments.

The Company is currently seeking working capital financing to support expected sales volume growth.

“Our fourth quarter results were negatively impacted by costs associated with successfully executing strategic transactions with Zhenfa and closing the sale of our East Windsor facility”, stated Joseph C. Radziewicz, STR’s Vice President and Chief Financial Officer, “We remain committed to our turnaround strategy as our cost-reduction programs are solidly entrenched and our balance sheet remains strong with no debt.  As we enter 2015, we believe that we are well-positioned to achieve our goal of returning STR to profitability.”

Fourth Quarter Conference Call and Presentation

The Company will discuss its financial results in a conference call today at 4:30 pm ET. A live webcast of the conference call and presentation will be available through the Investor Relations section of the Company’s website at www.strsolar.com. Investors accessing the live call by phone from the U.S. should dial (877) 312-8789 and enter passcode: 89837307. Those calling from outside the U.S. should dial (970) 315-0282 and use the same passcode. A telephone replay will be available at 7:30 pm ET through April 2, 2015, by dialing (855) 859-2056 from the U.S., or (404) 537-3406 from international locations, and entering passcode: 89837307. The webcast and presentation will be archived on the Company’s website for one year.

About STR Holdings, Inc.

STR Holdings, Inc. is a provider of encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strsolar.com.

Forward-Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business and are based on assumptions that we have made in light of our industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances. However, these forward-looking statements are not guarantees of future performance or financial or operating results. Forward-looking statements include, but are not limited to, the statements regarding the following: (1) incurring substantial losses for the foreseeable future and our inability to achieve or sustain profitability in the future; (2) the potential impact of pursuing strategic alternatives, including dissolution and liquidation of our Company; (3) our reliance on a single product line; (4) our securing net sales to new customers, growing net sales to existing key customers and increasing our market share, particularly in China; (5) customer concentration in our business and our relationships with and dependence on key customers; (6) the outsourcing arrangements and reliance on third parties for the manufacture of a portion of our encapsulants; (7) technological changes in the solar energy industry or our failure to develop and introduce or integrate new technologies could render our encapsulants uncompetitive or obsolete; (8) competition; (9) our failure to manufacture product in China negatively affecting our ability to sell to Chinese solar module manufacturers; (10) excess capacity in the solar supply chain; (11) demand for solar energy in general and solar modules in particular; (12) our operations and assets in China being subject to significant political and economic uncertainties; (13) limited legal recourse under the laws of China if disputes arise; (14) our ability to adequately protect our intellectual property, particularly during the outsource manufacturing of our products in China; (15) our lack of credit facility and our inability to obtain credit; (16) a significant reduction or elimination of government subsidies and economic incentives or a change in government policies that promote the use of solar energy, particularly in China and the United States; (17) volatility in commodity costs; (18) our customers’ financial profile causing additional credit risk on our accounts receivable; (19) our dependence on a limited number of third-party suppliers for raw materials for our encapsulants and other significant materials used in our process; (20) potential product performance matters and product liability; (21) our substantial international operations and shift of business focus to emerging markets; (22) the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues; (23) losses of financial incentives from government bodies in certain foreign jurisdictions; (24) compliance with the Continued Listing Criteria of the NYSE; (25) the ability to realize synergies from the transaction with Zhenfa; and (26) the other risks and uncertainties described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in subsequent periodic reports on Form 10-K, 10-Q and 8-K. You are urged to carefully review and consider the disclosure found in our filings which are available on http://www.sec.gov or http://www.strsolar.com. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, actual results may vary materially from those projected in these forward-looking statements. We undertake no obligation to publicly update any forward-looking statement contained in this Annual Report, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Vice President and Chief Financial Officer

+1 (860) 265-1247

joseph.radziewicz@strholdings.com

STR Holdings, Inc.

CONDENSED CONSOLIDATED INCOME STATEMENTS

All amounts in thousands except shares and per share amounts

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Net sales	$9,216	$6,671	$39,288	$31,860
Cost of sales	11,555	7,733	44,522	34,085
Gross loss	(2,339)	(1,062)	(5,234)	(2,225)

Selling, general and administrative expenses	5,036	5,310	12,832	18,322
Research and development expense	318	354	1,160	2,670
Provision (recovery) for bad debt expense	203	(276)	483	1,824
Asset impairment	—	194	—	194
Operating loss	(7,896)	(6,644)	(19,709)	(25,235)

Interest income (expense), net	4	(24)	27	(30)
Amortization of deferred financing costs	—	—	—	(189)
Other income, net	868	—	3,634	—
(Loss) gain on disposal of fixed assets	—	85	(451)	185
Foreign currency transaction (loss) gain	153	(71)	298	(366)
Loss from continuing operations before income tax expense (benefit)	(6,871)	(6,654)	(16,201)	(25,635)
Income tax (benefit) expense from continuing operations	6,356	(3,003)	6,532	(7,349)
Net loss from continuing operations	(13,227)	(3,651)	(22,733)	(18,286)

Discontinued operations:
Earnings from discontinued operations before income tax expense	—	—	—	—
Income tax expense from discontinued operations	199	—	884	—
Net loss from discontinued operations	(199)	—	(884)	—

Net loss	$(13,426)	$(3,651)	$(23,617)	$(18,286)

GAAP loss per share:
Basic from continuing operations	$(1.36)	$(0.26)	$(2.08)	$(1.32)
Basic from discontinued operations	(0.02)	—	(0.08)	—
Total basic GAAP net loss per share	$(1.38)	$(0.26)	$(2.16)	$(1.32)

Diluted from continuing operations	$(1.36)	$(0.26)	$(2.08)	$(1.32)
Diluted from discontinued operations	(0.02)	—	(0.08)	—
Total diluted GAAP net loss per share	$(1.38)	$(0.26)	$(2.16)	$(1.32)

(1) Non-GAAP net loss per share:
Basic from continuing operations	$(1.32)	$(0.14)	$(2.09)	$(1.00)
Basic from discontinued operations	(0.02)	—	(0.08)	—
Total basic non-GAAP net loss per share	$(1.34)	$(0.14)	$(2.17)	$(1.00)

Diluted from continuing operations	$(1.32)	$(0.14)	$(2.09)	$(1.00)
Diluted from discontinued operations	(0.02)	—	(0.08)	—
Total diluted non-GAAP net loss per share	$(1.34)	$(0.14)	$(2.17)	$(1.00)

Weighted-average common shares outstanding:
Basic shares outstanding GAAP	9,737,187	13,914,183	10,920,200	13,873,289
(2) Diluted shares outstanding GAAP	9,737,187	13,914,183	10,920,200	13,873,289
Stock options	—	—	—	—
Restricted common stock	—	—	—	—
(2) Diluted shares outstanding non-GAAP	9,737,187	13,914,183	10,920,200	13,873,289

(1) Please refer to the reconciliation of non-GAAP measures included in this press release.

(2) Please refer to the reconciliation of diluted shares outstanding for non-GAAP net loss per share included in this press release.

STR Holdings, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

All amounts in thousands

	December 31, 2014	December 31, 2013
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$16,552	$58,173
Accounts receivable, net	12,057	4,771
Income tax receivable	8,252	11,812
Inventories, net	8,248	8,557
Other current assets	4,144	3,567
Total current assets	49,253	86,880

Property, plant and equipment, net	20,195	28,398
Other noncurrent assets	354	13,931
Total assets	$69,802	$129,209

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,653	$2,636
Accrued liabilities	2,780	8,432
Other current liabilities	204	630
Income taxes payable	1,865	859
Total current liabilities	7,502	12,557

Long-term liabilities	4,577	4,790
Total liabilities	12,079	17,347

STOCKHOLDERS’ EQUITY
Stockholders’ equity	57,723	111,862
Total liabilities and stockholders’ equity	$69,802	$129,209

STR Holdings, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

All amounts in thousands

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
OPERATING ACTIVITIES
Net loss	$(13,426)	$(3,651)	$(23,617)	$(18,286)
Net loss from discontinued operations	(199)	—	(884)	—
Net loss from continuing operations	(13,227)	(3,651)	(22,733)	(18,286)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	538	521	2,078	2,024
Asset impairment	—	194	—	194
Amortization of deferred financing costs	—	—	—	46
Write-off of deferred debt costs	—	—	—	143
Stock-based compensation expense	1,357	225	2,380	1,902
Non-cash reversal of loss contingency	—	—	(4,089)	—
Non-cash reversal of restructuring accrual	(250)	—	(1,045)	—
Loss (gain) on disposal of property, plant and equipment	—	(85)	451	(185)
Provision (recovery) for bad debt expense	203	(276)	483	1,824
Loss on reclassification on held for sale assets	(144)	—	1,179	—
Income tax receivable non-cash	(5,704)	(1,177)	(7,166)	(5,455)
Deferred income tax expense (benefit)	12,435	(1,662)	14,867	(1,849)
Changes in operating assets and liabilities	1,338	1,629	555	(3,555)
Other, net	(646)	(7)	(1,398)	403
Net cash used in continuing operations	(4,100)	(4,289)	(14,438)	(22,794)
Net cash (used in) provided by discontinued operations	(31)	—	(31)	834
Total net cash used in operating activities	(4,131)	(4,289)	(14,469)	(21,960)

INVESTING ACTIVITIES
Capital investments	(458)	(79)	(3,115)	(2,238)
Proceeds from sale of fixed assets	4,414	186	6,805	186
Net cash provided by (used in) continuing operations	3,956	107	3,690	(2,052)
Net cash used in discontinued operations	—	—	—	—
Total net cash provided by (used in) investing activities	3,956	107	3,690	(2,052)

FINANCING ACTIVITIES
Repurchase of common stock in tender offer	—	—	(24,042)	—
Tender offer fees	—	—	(2,387)	—
Special dividend	(22,580)	—	(22,580)	—
Common stock issuance to Zhenfa	18,262	—	21,662	—
Share issuance fees	(1,411)	—	(3,016)	—
Proceeds from common stock issued under employee stock purchase plan	—	1	2	19
Net cash (used in) provided by continuing operations	(5,729)	1	(30,361)	19
Net cash provided by discontinued operations	—	—	—	—
Total net cash (used in) provided by financing activities	(5,729)	1	(30,361)	19

Effect of exchange rate changes on cash	(325)	105	(481)	181

Net change in cash and cash equivalents	(6,229)	(4,076)	(41,621)	(23,812)
Cash and cash equivalents, beginning of period	22,781	62,249	58,173	81,985
Cash and cash equivalents, end of period	$16,552	$58,173	$16,552	$58,173

* Free cash flow from continuing operations	$(4,558)	$(4,368)	$(17,553)	$(25,032)

* Please refer to the reconciliation of non-GAAP measures included in this press release.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP MEASURES

All amounts in thousands except shares and per share amounts

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Non-GAAP Loss Per Share from Continuing Operations
Net loss from continuing operations	$(3,224)	$(13,227)	$(3,651)	$(22,733)	$(18,286)
Adjustments to net loss from continuing operations:
Amortization of deferred financing costs	—	—	—	—	189
Stock-based compensation expense	322	1,357	225	2,380	1,902
Restructuring	—	374	2,176	(356)	4,331
Tax impact of option cancellation due to restructuring	—	—	—	1,058	—
Loss on reclassification on held for sale assets	—	(144)	—	1,179	—
Spainish grant reversal	—	(974)	—	(974)	—
Non-cash reversal of loss contingency	—	—	—	(4,089)	—
Asset impairment	—	—	194	—	194
Tax effect of non-GAAP adjustments	(110)	(206)	(826)	677	(2,154)
Non-GAAP net loss from Continuing operations	$(3,012)	$(12,820)	$(1,882)	$(22,858)	$(13,824)

Non-GAAP Loss Per Share from Discontinued Operations
Net loss from discontinued operations	$(685)	$(199)	$—	$(884)	$—
Tax effect of non-GAAP adjustments	—	—	—	—	—
Non-GAAP net loss from Discontinued operations	$(685)	$(199)	$—	$(884)	$—

Non-GAAP net loss per share from Continuing Operations:
Basic from continuing operations	$(0.34)	$(1.32)	$(0.14)	$(2.09)	$(1.00)
Diluted from continuing operations	$(0.34)	$(1.32)	$(0.14)	$(2.09)	$(1.00)

Non-GAAP net loss per share from Discontinued Operations:
Basic from discontinued operations	$(0.08)	$(0.02)	$—	$(0.08)	$—
Diluted from discontinued operations	$(0.08)	$(0.02)	$—	$(0.08)	$—

Weighted-average common shares outstanding:
Basic	8,795,542	9,737,187	13,914,183	10,920,200	13,873,289
(1) Diluted	8,795,542	9,737,187	13,914,183	10,920,200	13,873,289

(1) Please refer to the reconciliation of diluted shares outstanding for non-GAAP net loss per share included in this press release.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Free Cash Flow from Continuing Operations
Cash flow used in operations from continuing operations	$(4,100)	$(4,289)	$(14,438)	$(22,794)
Less:
Capital investments	(458)	(79)	(3,115)	(2,238)
Free cash flow	$(4,558)	$(4,368)	$(17,553)	$(25,032)

Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements, which statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America (GAAP), the Company uses non-GAAP financial measures to facilitate better understanding of its operating results. In this press release, there are two non-GAAP financial metrics mentioned: (1) Non-GAAP loss per share from continuing operations (EPS) and (2) free cash flow from continuing operations as defined below.

Non-GAAP EPS: The Company believes that non-GAAP EPS from continuing operations provides meaningful supplemental information regarding its performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current period results with those of prior periods as well as with its peers.

Non-GAAP EPS from continuing operations is defined as net loss from continuing operations not including the tax effected impact of deferred financing costs, stock-based compensation, and restructuring divided by the weighted-average common shares outstanding. Please refer to the Company’s Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 13, 2014, as well as prior SEC filings, for detailed discussion on some of these adjustments that have been recorded in previous periods. During the current period, there was one new item included as defined below:

•                  Non-cash reversal of Spanish grants: During 2014, the Company received notification that it fulfilled the necessary grant requirements provided by the government. The Company is excluding this positive benefit as it is non-cash in nature and the initial charge recorded in prior periods was also excluded. As such, the Company does not believe this benefit is reflective of the operational conditions of its core business and may aid in comparing its current period results with those of prior periods.

Although the Company uses non-GAAP EPS as a measure to assess the operating performance of its business, non-GAAP EPS has significant limitations as an analytical tool because it excludes certain material costs. Because non-GAAP EPS does not account for these expenses, its utility as a measure of its operating performance has material limitations. The omission of restructuring and stock-based compensation expense limits the usefulness of this measure. Non-GAAP EPS also adjusts for the related tax effects of the adjustments and the payment of taxes is a necessary element of the Company’s operations. Because of these limitations, management does not view non-GAAP EPS in isolation and uses other measures, such as Adjusted EBITDA, net loss from continuing operations, net sales, gross loss and operating loss, to measure operating performance.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP SHARES OUTSTANDING

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Weighted-average shares outstanding
Basic shares outstanding GAAP	9,737,187	13,914,183	10,920,200	13,873,289
Diluted shares outstanding GAAP	9,737,187	13,914,183	10,920,200	13,873,289
Stock options	—	—	—	—
Restricted common stock	—	—	—	—
Diluted shares outstanding non-GAAP	9,737,187	13,914,183	10,920,200	13,873,289

Diluted non-GAAP Shares Outstanding: Due to the loss from continuing operations for the three and twelve months ended December 31, 2014, diluted weighted-average common shares outstanding does not include 18 and 11 shares of unvested restricted common stock respectively, as these potential awards do not share in any net loss generated by the Company and are anti-dilutive.

Due to a loss from continuing operations during the quarter and year ended December 31, 2013, the diluted weighted-average common shares outstanding for purposes of its diluted GAAP loss per share does not include 5 and 107 shares of unvested restricted common stock, as these potential awards do not share in any loss generated by the Company and are anti-dilutive.

Free Cash Flow from Continuing Operations: The Company believes free cash flow from continuing operations is an important measure of its overall liquidity and its ability to fund future growth and provide a return to shareowners. Free cash flow is defined as operating cash flow used in continuing operations excluding cash spent on capital investments. A limitation of using free cash flow versus the GAAP measure of cash used in operating activities as a means for evaluating the Company’s business is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period. We compensate for this limitation by providing information about the changes in our cash balance on the face of the Condensed Consolidated Statements of Cash Flows.

STR Holdings, Inc.

ADJUSTED EBITDA

All amounts in thousands

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted EBITDA	$(2,930)	$(5,724)	$(3,599)	$(15,559)	$(17,150)
Depreciation expense	(514)	(538)	(521)	(2,078)	(2,024)
Amortization of deferred financing costs	—	—	—	—	(189)
Interest income (expense), net	3	4	(24)	27	(30)
Income tax bemefot (expense)	559	(6,356)	3,003	(6,532)	7,349
Asset impairment	—	—	(194)	—	(194)
Spain grant reversal	—	974	—	974	—
Loss on reclassification on held for sale assets	—	144	—	(1,179)	—
Non-cash reversal of loss contingency	—	—	—	4,089	—
Restructuring	—	(374)	(2,176)	356	(4,331)
Stock-based compensation	(322)	(1,357)	(225)	(2,380)	(1,902)
(Loss) gain on disposal of fixed assets	(20)	—	85	(451)	185
Net loss from continuing operations	$(3,224)	$(13,227)	$(3,651)	$(22,733)	$(18,286)

ASC 280-10-50 Disclosure about Segment of an Enterprise and Related Information, establishes standards for the manner in which companies report information about operating segments, products, geographic areas and major customers. The method of determining what information to report is based on the way that management organizes the operating segment within the enterprise for making operating decisions and assessing financial performance. Since the Company has one product line, sells to global customers in one industry, procures raw materials from similar vendors and expects similar long-term economic characteristics, the Company has one reporting segment.

Adjusted EBITDA is the main metric used by the management team and the Board of Directors to plan, forecast and review the Company’s segment performance. Adjusted EBITDA represents net loss from continuing operations before interest income, income tax (expense) benefit, depreciation, stock-based compensation expense, amortization of deferred financing costs, restructuring and certain non-recurring income and expenses from the results of operations.